                                 EXHIBIT 99

UnumProvident Corporation

2211 Congress Street
Portland, Maine 04122

1 Fountain Square
Chattanooga, TN 37402


     November 1, 1999        Catharine Hartnett        Tom White
                             (207) 770-4361            (423) 755-8996


            UnumProvident Reports Results for Third Quarter of 1999;
                   Takes $465.4 million in After-Tax Charges
                              ___________________

                       Accelerates Management Succession:
              Orr Retires; Chandler Named Chairman, President and
                            Chief Executive Officer



     Portland, ME and Chattanooga, TN - UnumProvident Corporation (NYSE: UNM) today reported after-tax operating income, before special charges and a federal income tax refund, of $168.6 million ($0.70 per diluted common share) for the third quarter of 1999, compared to $175.6 million ($0.72 per diluted common share) in the third quarter of 1998. Including the special charges, which totaled $623.7 million before tax and $465.4 million after tax ($1.94 per diluted common share), and the federal income tax refund, which increased after-tax results by $29.2 million ($0.12 per diluted common share), the company reported a loss of $267.6 million ($1.12 per diluted common share). The special charges are related to an increase in the company's reserves for its group disability business, provisions for losses in its reinsurance businesses, and additional expenses related to the merger of UNUM Corporation and Provident Companies, Inc.

     The net loss for the third quarter of 1999 was $217.0 million ($0.91 per diluted common share) compared to net income of $186.3 million ($0.77 per diluted common share) in the third quarter of 1998. These results include net realized after-tax investment gains of $50.6 million ($0.21 per diluted common share) in the third quarter of 1999 and $10.7 million ($0.05 per diluted common share) in the third quarter of 1998.
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Page 2, continued
UnumProvident Corporation Announced 1999 3/rd/ Quarter Earnings


     UnumProvident also announced that its Board of Directors has accelerated the company's previously announced management succession plan. James F. Orr, III, Chairman and Chief Executive Officer, has retired, and J. Harold Chandler, President and Chief Operating Officer, has been named Chairman, President and Chief Executive Officer, effective immediately. Orr has also resigned from the Board of Directors.

     "Now is the appropriate time to implement the planned management succession," said Orr. "As I step aside, I have great confidence that the company's next generation of management has set a course that will create value for shareholders and customers, along with tremendous opportunity for our employees."

     "We appreciate Jim's support in effecting a smooth transition of leadership," said Chandler. "We believe the actions announced today position the company to capitalize on our exceptional long-term opportunities. We remain convinced of the tremendous value-creation potential of the combined UnumProvident and will aggressively pursue our business strategy."

     The $623.7 million before-tax charge recognized in the third quarter 1999 consists of the following components:

  . An increase in policy and contract benefit liabilities of $359.2 million for the company's domestic group long-term disability unpaid claim liabilities, which reduced third quarter 1999 results by $359.2 million before tax and $233.5 million after tax ($0.97 per diluted common share). The increase in policy and contract benefit liabilities primarily resulted from revisions to assumptions for claim termination rates and incurred but not reported (IBNR) factors, which was partially offset by the change in discount rates.

  . A charge of $222.0 million before tax and $204.3 million after tax ($0.85 per diluted common share) related to the company's reinsurance operations. This charge consists of the impact of the previously announced agreement to sell the reinsurance management operations of the accident and health and long-term care reinsurance facilities and to reinsure the company's risk participation in these facilities, reserve strengthening and provisions for loss adjustment expenses, and write-off of the impaired unamortized goodwill.

  . The impact of additional merger-related expenses of $42.5 million before tax and $27.6 million after tax ($0.12 per diluted common share), which consists of employee related expenses (employee severance costs and change in control provisions) and exit activities related to duplicate facilities and asset abandonments.
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Page 3, continued
UnumProvident Corporation Announced 1999 3/rd/ Quarter Earnings


     Additionally, in the third quarter of 1999, the Company reported a refund from the Internal Revenue Service relating to a settlement of issues. The refund of taxes was $25.3 million and interest on the refund was $31.5 million. The Company increased its tax liability $16.6 million attributable to certain tax years. Overall, including interest received and the tax provision thereon, after-tax results increased $29.2 million ($0.12 per diluted common share).

Results by Segment
------------------

     The Employee Benefits segment, which includes group disability, group life, accidental death and dismemberment coverages (AD&D), group long-term care, and the results of managed disability, reported a loss before net realized investment gains and losses and federal income taxes ("loss") of $213.3 million in the third quarter of 1999, compared to income before net realized investment gains and losses and federal income taxes ("income") of $152.6 million in the third quarter of 1998. Excluding the impact of the special charge attributed to this segment ($359.2 million), this segment reported income of $145.9 million in the third quarter of 1999.

     Within the segment, the group disability line reported income of $81.4 million excluding the charge compared to income of $95.3 million one year ago. The lower results for group disability are primarily the result of a higher loss ratio due to lower claim resolutions. The group life, AD&D, and group long-term care lines of business reported income of $63.3 million, compared to income of $55.8 million one year ago. The results in these lines benefited from higher net investment income, a lower operating expense ratio, and a higher volume of business. These increases were partially offset by lower results on the group long-term care and AD&D businesses.

     Premium income for the Employee Benefits segment increased 14.6 percent to $984.8 million in the third quarter of 1999, compared to $859.0 million in the third quarter of 1998. New annualized sales for group disability decreased 16.6 percent to $124.8 million in the third quarter of 1999, from $149.7 million in the third quarter of 1998. New annualized sales for group life, AD&D, and group long-term care decreased 1.8 percent to $87.6 million in the third quarter of 1999, from $89.2 million in the third quarter of 1998.

     The Individual segment, which includes results from the individual disability, individual life, and individual long-term care lines of business, reported income of $91.9 million in the third quarter of 1999, compared to $79.3 million in the third quarter of 1998. Individual disability reported income of $81.7 million in
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Page 4, continued
UnumProvident Corporation Announced 1999 3/rd/ Quarter Earnings

the third quarter of 1999, compared to income of $74.6 million in the year ago quarter. The increase is due to an improvement in net investment income and lower operating expenses.

     Premium income in the Individual segment increased 4.7 percent to $439.6 million in the third quarter of 1999, compared to $419.8 million in the third quarter of 1998. New annualized sales in the individual disability income line totaled $27.9 million in the third quarter of 1999, compared to $31.3 million in the third quarter of 1998. New annualized sales in the individual long term care line reached $10.0 million in the third quarter of 1999, compared to $6.0 million in the third quarter of 1998.

     The Voluntary Benefits segment, which includes the results of products sold to groups of employees through payroll deduction at the work-site, reported income of $32.2 million in the third quarter of 1999, compared to $35.4 million in the third quarter of 1998. An increase in incurred benefits in the quarter offset an increase in revenue in this segment. Premium income for this segment increased 3.0 percent to $172.4 million in the third quarter of 1999, compared to $167.4 million in the third quarter of 1998. New annualized sales in this segment declined 3.3 percent to $52.0 million in the third quarter of 1999 from $53.8 million in the third quarter of 1998.

     The Other segment, which includes results from products no longer actively marketed, including corporate-owned life insurance, group pension, individual annuities, and reinsurance pools and management, reported a loss of $176.2 million in the third quarter of 1999, compared to income of $24.5 million in the third quarter of 1998. Excluding the impact of the special charge related to the reinsurance businesses that is included in this segment ($193.3 million), this segment reported income of $17.1 million in the third quarter of 1999. Revenue (excluding net realized investment gains and losses) in this segment totaled $272.9 million in the third quarter of 1999, compared to $256.0 million in the third quarter of 1998.

     The Corporate segment, which includes investment earnings on corporate assets not specifically allocated to a line of business, corporate interest expense, amortization of goodwill, and certain corporate expenses, reported a loss of $75.3 million in the third quarter of 1999, compared to a loss of $32.3 million in the third quarter of 1998. Excluding the impact of the special charges allocated to this segment, which include the write-off of the impaired goodwill related to the reinsurance businesses ($28.7 million), the additional merger-related expenses ($42.5 million), and the interest income on the federal income tax refund ($31.5 million), this segment reported a loss of $35.6 million in the third quarter of 1999.
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Page 5, continued
UnumProvident Corporation Announced 1999 3/rd/ Quarter Earnings

     As of September 30, 1999, book value per common share was $20.57, compared to $26.13 a year ago. Book value excluding net unrealized gains on securities was $20.07, compared to $21.54 a year ago.

     The subsidiaries of UnumProvident Corporation offer a comprehensive, integrated portfolio of products and services backed by industry-leading return-to-work resources and disability expertise. Marketed under the UNUM brand, UnumProvident is the world leader in protecting income and lifestyles through its comprehensive offering of group, individual, and voluntary benefits products and services. UnumProvident has operations in the United States, Canada, the U.K., Japan, and elsewhere around the world.

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the business of UnumProvident Corporation, which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Forward-Looking Information" in the UNUM Corporation Form 10-K/A and "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors" in the Provident Companies, Inc. Form 10-K/A, in each case for the fiscal year ended December 31, 1998.


                                     # # #

                              DIGEST OF EARNINGS
                                  (Unaudited)
                     UnumProvident Corporation (UNM:NYSE)
                               and Subsidiaries

                                                                 Three Months                                 Nine Months
($ in millions except share data)                             Ended September 30                          Ended September 30
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                                                          1999                    1998                  1999                1998

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
Revenue excluding net realized investment            $    2,355.2            $    2,128.5           $    6,890.5        $    6,323.3
gains
------------------------------------------------------------------------------------------------------------------------------------
Income before special items and net                  $      168.6            $      175.6           $      497.6        $      502.7
 realized investment gains
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Income (loss) before net realized                    $     (267.6)           $      175.6           $     (376.9)       $      504.1
investment gains
------------------------------------------------------------------------------------------------------------------------------------
Net Income (Loss)                                    $     (217.0)           $      186.3           $     (318.9)       $      524.4

------------------------------------------------------------------------------------------------------------------------------------
Average Shares - Assuming Dilution                    239,739,784             242,303,886            238,670,224         242,626,361

------------------------------------------------------------------------------------------------------------------------------------
Average Shares - Basic                                239,739,784             237,033,418            238,670,224         236,894,567

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Income per share before special items and            $       0.70            $       0.72           $       2.08        $       2.06
net realized investment gains - Assuming Dilution

------------------------------------------------------------------------------------------------------------------------------------
Income (loss) per share before net                   $      (1.12)           $       0.72           $      (1.58)       $       2.07
realized investment gains - Assuming Dilution

------------------------------------------------------------------------------------------------------------------------------------
Income (loss) per share before net                   $      (1.12)           $       0.74           $      (1.58)       $       2.12
realized investment gains - Basic

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Net Income (Loss) per share - Assuming Dilution      $      (0.91)           $       0.77           $      (1.34)       $       2.15

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Net Income (Loss) per share - Basic                  $      (0.91)           $       0.79           $      (1.34)       $       2.21

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Book Value                                                                                          $      20.57        $      26.13

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Book value excluding net unrealized gain                                                            $      20.07        $      21.54
on securities

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